Exhibit 16.1

Meyler & Company LLC	One Arin Park	Phone: 732-671-2244
Certified Public Accountants	1715 Highway 35
& Management Consultants	Middletown, NJ 07748

August 4, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Heartland, Inc.

We have read the statements that we understand Heartland, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Meyler & Company, LLC

Meyler & Company, LLC